Exhibit 10.7

FINAL

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 26, 2014 by and between Nabors Red Lion Limited, a Bermuda exempted company (the “Company”), and Donald J. Gawick (“Executive”), is contingent upon the successful completion of the Merger (as defined below), and is effective as of the Effective Date (as defined below).

RECITALS

WHEREAS, the Company desires to secure the experience, abilities and service of Executive; and

WHEREAS, Executive wishes to be employed by the Company and/or its Subsidiaries (as defined below), under the conditions of employment specified in this Agreement; and

WHEREAS, both the Company and Executive have read and understood the terms of this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows, effective as of the Effective Date:

AGREEMENT

ARTICLE I

DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1.1:

(a)                                 “Accrued Obligation” shall mean the sum of (i) Executive’s Base Salary earned through the Date of Termination and (ii) any accrued, unused vacation pay earned by Executive, in both cases, to the extent not theretofore paid.

(b)                                 “Applicable Anti-Corruption Laws” shall mean all anti-corruption and anti-bribery laws and legislation that are or may become applicable to Executive or to the Company or its Subsidiaries, whether as a result of the location of citizenship, incorporation or registration, or business operations, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions.

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 “Business” shall mean (i) any business in which the Company or any of its Subsidiaries is engaged during the Term and for which Executive has (or has had) responsibilities or about which Executive has Confidential Information and (ii) as of the

end of the Term, any other business in which the Company or any of its Subsidiaries has undertaken material, substantive steps to engage within the twelve (12) month period prior to such time and for which Executive has had material responsibility with regard to, or Confidential Information about, such steps.  Without limiting the foregoing, “Business” shall be deemed to include, without limitation, the well completion and servicing business (including but not limited to hydraulic fracturing, coiled tubing, pressure pumping, cased-hole wireline, pressure testing, pump-down, perforating, pipe recovery and other complementary services); petroleum engineering services (including but not limited to services in connection with hydraulic fracture stimulation and reservoir engineering); the chemicals and fluids procurement and sales business; cementing; workover rigs and related offerings; storage and disposal; logging, downhole and drilling tools; and data control systems.

(e)                                  “Cause” shall mean Executive’s (i) willful and continued failure to substantially perform, without proper legal justification and not due to reasons beyond Executive’s control (including, without limitation, Executive’s mental or physical incapacity), the duties required hereunder or any other written agreement between Executive and the Company or any affiliate of the Company or as otherwise reasonably required by the Board in the course of his duties; (ii) conviction, admission or plea of guilty or nolo contendere to a charge of felony, or conviction of or plea of guilty or nolo contendere to any dishonest conduct adverse to the Company or any affiliate of the Company which causes material damage to the Company; (iii) any material breach of any of the terms of, or failure to perform any of, his covenants contained herein or in any other written agreement between Executive and the Company or any affiliate of the Company; or (iv) material violation or failure to abide by lawful and material instructions, policies or workplace rules established by the Company or any affiliate of the Company.

(f)                                   “Change of Control” shall mean any of the following:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a Permitted Holder, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

(ii)                                  a change in the composition of the Board (1) resulting from Nabors Industries Ltd. taking any action to designate or appoint members of the Board in addition to the Chairman of the Board and three other members of the Board or (2) such that the “Continuing Directors” cease for any reason to constitute at least seventy percent (70%) of the Board.  The “Continuing Directors” shall mean those members of the Board who either: (x) were directors on the Effective Date;

(y) were elected by, or on the nomination or recommendation of, at least a three-quarters (3/4) majority (consisting of at least four (4) directors) of the Board who were or become Continuing Directors; or (z) are directors who may be appointed or replaced by Nabors Industries Ltd.;

(iii)                               the consummation of a merger or consolidation of the Company with any corporation, including without limitation, a reverse or forward triangular merger, and the Company’s shareholders prior to such transaction own less than a majority of the voting securities of the surviving or resulting corporation or entity after the transaction;

(iv)                              the consummation of a tender offer or exchange offer by a person or group of persons (other than the Company or a Permitted Holder) for the ownership of more than fifty percent (50%) of the Company’s voting securities; or

(v)                                 the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company, other than to a Permitted Holder or Permitted Holders;

provided, however, if a Change of Control constitutes a payment event with respect to any deferred compensation that is subject to Section 409A, a transaction or event described in paragraph (i), (ii), (iii), (iv) or (v) shall constitute a Change of Control only if such transaction or event constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).  Notwithstanding the foregoing, if a transaction or event that is a Change of Control is also an Unapproved Change of Control, such transaction or event shall be treated as an Unapproved Change of Control for purposes of this Agreement.

(g)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)                                 “Date of Termination” shall mean the effective date of termination of Executive’s employment hereunder, as specified in the applicable Notice of Termination.

(i)                                     “Effective Date” shall mean the date of the consummation of the Merger.

(j)                                    “Good Reason” shall mean Executive’s written notice to the Company of his resignation upon the occurrence of any one of the following events (without Executive’s consent where applicable): (i) any material reduction in Executive’s authority or responsibility, including Executive’s removal from the office set forth herein, in each instance other than (A) by reason of Executive’s Permanent Disability or (B) a termination for Cause; (ii) permanent relocation of the primary place of Executive’s employment more than fifty (50) miles outside the Houston metropolitan area; (iii) a reduction in Executive’s then effective Base Salary; (iv) Executive’s receipt of a Notice of Non-Renewal from the Company; (v) termination of Executive’s employment for any reason other than Cause, death or Permanent Disability during the 30-day period beginning on the date that is one year after the consummation of an Unapproved Change of Control; or (vi)  a breach by the Company of any material provision of this Agreement;

provided that such event(s) shall constitute Good Reason only to the extent set forth in Section 4.1(b).

(k)                                 “Government Official” shall mean any agent, representative, official, officer, director, or employee of any government or any department, agency, or instrumentality thereof (including but not limited to any officer, director, or employee of a state-owned, operated or controlled entity) or of a public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization.

(l)                                     “Merger” shall mean the transaction contemplated by the Merger Agreement, and shall be deemed successfully completed upon the date of consummation thereof.

(m)                             “Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of June 25, 2014 by and among Nabors Industries Ltd., Nabors Red Lion Limited, and C&J Energy Services, Inc.

(n)                                 “Permanent Disability” shall mean a sickness or disability that renders Executive incapable of performing his duties hereunder for a period in excess of six (6) months during any consecutive twelve (12) month period.

(o)                                 “Permitted Holder” shall mean (i) any trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or any of its affiliates, (ii) any subsidiary of the Company that is at least 80% owned by the Company and (iii) any corporation, partnership, limited liability company or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company.

(p)                                 “Protected Period” shall mean the period beginning thirty (30) days prior to the effective date of a Change of Control or Unapproved Change of Control, as applicable, and ending on the two (2) year anniversary of the effective date of such Change of Control or Unapproved Change of Control, as applicable.

(q)                                 “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers to Executive the Release (which shall occur no later than seven (7) days after the Date of Termination), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

(r)                                    “Restricted Area” shall mean those geographic areas where the Company or any Subsidiary of the Company conducts the Business during the Term and for which Executive has or had material responsibilities. Without limiting the foregoing, the “Restricted Area” shall include those countries, states, parishes, counties and other areas specified on Exhibit “A”, and any additional areas in which the Company or any

Subsidiary of the Company has taken material, substantive steps, with Executive’s assistance, in preparation of conducting the Business.

(s)                                   “Section 409A” shall mean Section 409A of the Code and the final Department of Treasury regulations and other interpretive guidance issued thereunder.

(t)                                    “Subsidiary” shall mean any business entity with respect to which the Company owns or controls, directly or indirectly, not less than a majority of the equity securities of such entity, or otherwise possesses, with by virtue of security ownership or contract, the power to elect a majority of the board of directors or other governing body or officers thereof.

(u)                                 “Unapproved Change of Control” shall mean any of the following:

(i)                                     failure of the Board to appoint or reappoint Josh Comstock as Chairman of the Board, or failure of the Company’s shareholders to reelect Josh Comstock as a director, in each case other than as a result of his death, disability, voluntary determination not to stand for reelection, or involuntary termination for Cause;

(ii)                                  a transaction or event that constitutes a Change of Control occurs due to an affirmative vote by a majority of the Board, and the Chairman of the Board does not vote in favor of such transaction or event;

(iii)                               a “Transfer” occurs during the “Standstill Period” (each such term as defined in the Merger Agreement) that violates the Merger Agreement; or

(iv)                              a Change of Control occurs with respect to Nabors Industries Ltd. (determined by applying the Change of Control definition hereunder (other than Section 1.1(f)(ii)(1)) as if Nabors Industries Ltd. were the “Company”) at a time when Nabors Industries Ltd. has “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding securities;

provided, however, if an Unapproved Change of Control constitutes a payment event with respect to any deferred compensation that is subject to Section 409A, a transaction or event described in paragraph (i), (ii), (iii) or (iv) shall constitute an Unapproved Change of Control only if such transaction or event constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

ARTICLE II

DUTIES

2.1                               Duties.  During the Term (as defined below), Executive shall serve the Company as Chief Operating Officer or in such other capacity as the Board shall determine.  Executive shall comply with the policies of the Company as may be in effect from time to time for executive officers, including, without limitation, the Company’s policies regarding confidentiality, ownership of intellectual property, drug testing, discrimination and harassment, and ethical conduct.  Executive shall have such duties, authorities and responsibilities as the Board or the Chief Executive Officer of the Company shall designate that are consistent with Executive’s position.

2.2                               Extent of Duties.  Subject to the use of vacation, holiday and other approved leave time, Executive shall devote substantially all of his business time, energy and efforts to the affairs of the Company as the Company, acting through its Board, shall reasonably deem necessary in the discharge of Executive’s duties hereunder.  Executive shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Chairman of the Board or as otherwise permitted by this Section 2.2.  Executive agrees to serve in the positions referred to in Section 2.1 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.  Notwithstanding the foregoing, nothing herein shall prevent Executive from participating in social, civic, charitable, religious, business, educational or professional associations, or the passive management of Executive’s personal investments, so long as such activities do not materially detract from Executive’s ability to perform his duties under this Agreement or otherwise violate the provisions of this Agreement.  Without limiting the foregoing, in the event that Executive desires to participate personally in any business opportunity that is reasonably related to the Company’s or any of its Subsidiaries’ business, Executive shall not participate in such opportunity without first making full disclosure to the Board of such opportunity and the scope of Executive’s proposed involvement.

ARTICLE III
TERMS OF EMPLOYMENT

3.1                               Employment Period.  Unless sooner terminated pursuant to the terms and conditions of this Agreement, Executive’s employment pursuant to this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date; provided, however, that on each anniversary of the Effective Date (an “Extension Date”), if Executive’s employment under this Agreement has not been terminated pursuant to Article IV, the Term of this Agreement shall automatically extend for an additional year unless on or before the date that is ninety (90) days prior to an Extension Date, the Company or Executive provides the other party hereto written notice (a “Notice of Non-Renewal”) that the Term will not be so extended.  The initial three-year term of the Agreement and any automatic renewal thereof pursuant to this Section 3.1 is collectively referred to herein as the “Term”.

3.2                               Annualized Base Compensation.  As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Company a minimum annualized base salary (before tax withholdings and other deductions) of $550,000 (“Base Salary”).  Executive’s Base Salary shall be reviewed by the Board on an annual basis and, in the Board’s discretion, may be increased; provided, however, that Executive’s Base Salary shall not be decreased without the written consent of Executive.  Executive’s Base Salary shall be payable in arrears at regular intervals (but no less frequently than monthly) in accordance with the prevailing practice and policies of the Company as may exist from time to time.

3.3                               Bonuses.

(a)                                 Annual Bonus.  Executive shall be eligible to receive an annual bonus (“Annual Bonus”) for each full calendar year beginning on or after January 1, 2015 that he is employed with the Company during the Term (each such calendar year, a “Bonus Year”) in which the Company achieves certain targets as set forth by the Compensation Committee of the Board (the “Compensation Committee”), and the target amount of such bonus shall (assuming all performance targets are met or exceeded) be 150% of Executive’s Base Salary for the applicable Bonus Year; provided that Executive shall not be entitled to an Annual Bonus for any Bonus Year, unless the Compensation Committee determines otherwise, in which the Company does not achieve such targets, as determined by the Compensation Committee; and provided further, that Executive shall not be entitled to any Annual Bonus if Executive’s employment is terminated by the Company for Cause prior to the date of payment of such Annual Bonus and, subject to the exceptions set forth in Sections 4.3(b)(ii), 4.3(b)(1), 4.3(c)(ii), 4.3(c)(1), 4.3(d)(ii) and 4.3(e)(iii) Executive shall not be entitled to any Annual Bonus if Executive is not employed by the Company on the date the Compensation Committee determines annual bonuses for executive officers of the Company.  The Annual Bonus will be paid on March 15 of the calendar year immediately following the Bonus Year to which it relates.  Each Bonus Year during the Term, the Compensation Committee will review the structure of the targets provided by it for the preceding Bonus Year and establish the targets for the Bonus Year as it deems appropriate.  For purposes of clarity, no compensation or other benefit under this Agreement replaces or is in lieu of Executive’s annual cash bonus opportunity for the 2014 calendar year, and Executive shall continue to be eligible for such bonus in accordance with Executive’s rights as in effect immediately prior to the Effective Date.

(b)                                 Success Bonus.  Contingent upon and effective as of the date the Compensation Committee certifies the successful completion of the Merger, Executive will receive the following:

(1)                                 a lump-sum payment equal to Executive’s Base Salary (the “Success Cash Bonus”); and

(2)                                 a one-time grant of 25,000 restricted stock units (the “Success Equity Bonus”) pursuant to the Company’s 2014 Long-Term Incentive Plan and/or such other applicable equity incentive plan(s) then in effect (as collectively applicable, the “Plan”), which shall vest in three equal annual installments on the first three anniversaries of the Effective Date; provided that Executive has remained continuously employed by the Company between the date of grant and each such anniversary date, as applicable.

(c)                                  Discretionary Bonus.  In addition to the Annual Bonus, Executive shall be eligible to receive additional incentive bonus compensation in the sole discretion of the Board (the “Discretionary Bonus” and together with the Success Cash Bonus and the Annual Bonus, the “Bonuses”).  The frequency, amount, and payment terms of any Discretionary Bonus shall be left to the exclusive discretion of the Board.

3.4                               Benefits.  The Company agrees to provide Executive and Executive’s eligible family members with the employment benefits that the Company ordinarily provides to similarly situated employees, subject to the terms and conditions of the applicable benefit programs and plans.  Executive and Executive’s family members shall be eligible to participate in any and all employee benefit plans (including, but not limited to, medical and dental insurance, retirement plans, disability insurance and life insurance) implemented by the Company from time to time for its executive employees and their families.  Such employment benefits shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies.  In addition to such benefits, the Company agrees to provide, or cause to be provided, the following benefits upon satisfaction by Executive of any eligibility requirements, subject to the following limitations:

(a)                                 Sick-Leave Benefits and Disability Insurance.  To the extent made available to other employees of the Company, and unless Executive’s employment under this Agreement is terminated pursuant to Article IV, Executive shall be paid sick leave benefits at his then prevailing Base Salary rate during his absence due to illness or other incapacity; provided, however, that any sick-leave benefits will be reduced by the amount, if any, of workers’ compensation, Social Security entitlement, and/or disability benefits, if any, paid or provided to Executive in connection with such illness or incapacity.

(b)                                 Vacations.  The Company shall provide Executive with vacation consistent with Company policy, but not less than twenty (20) business days paid vacation per calendar year during his employment under this Agreement (“Vacation Days”), which Vacation Days shall accrue and be used pursuant to the Company’s vacation policies as may exist from time to time.

3.5                               Equity Incentives.  As a long-term incentive, not later than March 15 of each calendar year during the Term beginning in 2015, Executive shall be eligible to receive long-term equity compensation awards as determined by the Compensation Committee pursuant to the Plan at a target level of no less than Executive’s Total Cash Compensation.  For purposes of this Agreement, “Total Cash Compensation” means the sum of (i) Executive’s Base Salary for the prior calendar year, provided that, for purposes of determining Total Cash Compensation in 2015, the 2015 Base Salary shall be used, and (ii) the greater of the annual cash bonus paid to Executive in either of the prior two calendar years, whether such annual cash bonus was paid by the Company or its predecessor.  All such equity compensation awards, if any, shall be subject to the terms and conditions of the Plan and the award agreements pursuant to which they are granted, as modified by this Agreement.

3.6                               Other Benefits.

(a)                                 Perquisites.  During the Term, Executive shall be entitled to fringe benefits and perquisites as determined from time to time by the Company, which shall include provision for an automobile (or, if applicable, automobile allowance) for Executive’s business and personal use, and related insurance coverage, which is commensurate with Executive’s position, title and duties with the Company, as determined by the Company from time to time and subject to all applicable benefit and insurance policies, terms and conditions.  The provision of an automobile or automobile allowance to Executive shall not preclude Executive from receiving reimbursement under Company policies and practices for reasonable business expenses in connection with Executive’s use of other transportation for hire.

(b)                                 Reimbursement of Business Expenses.  Executive is authorized to incur ordinary, necessary, and reasonable business expenses in connection with the performance of his duties, responsibilities, and authorities under this Agreement and for the promotion of the Company’s business and activities during this Agreement, including but not limited to expenses for necessary travel and entertainment and other items of expense required in the normal and routine course of Executive’s employment under this Agreement.  The Company will reimburse Executive from time to time for all such business expenses actually incurred pursuant to and in conformity with this paragraph and the policies and practices of the Company then in effect relative to the reimbursement of business expenses.

ARTICLE IV

TERMINATION

4.1                               Termination of Employment.

(a)                                 Termination by the Company for Cause.  The Company may terminate Executive’s employment under this Agreement at any time, without any further liability to Executive, for Cause.  If the Company believes Cause exists for terminating Executive’s employment under this Agreement pursuant to this paragraph, it shall give Executive written notice of the acts or omissions constituting Cause in its Notice of Termination and Executive’s employment under this Agreement shall terminate immediately upon provision of such notice; provided, however, that if such acts or omissions are of the type described in Section 1.1(e)(i), (iii) or (iv), no termination of Executive’s employment under this Agreement for Cause shall be effective unless and until Executive fails to cure such acts or omissions, if curable (as determined by the Company in its reasonable discretion), within thirty (30) days after receiving such notice.

(b)                                 Termination by Executive for Good Reason.  Executive may terminate Executive’s employment under this Agreement for Good Reason.  Executive shall provide notice of any reduction, failure, change or breach upon which Executive intends to rely as the basis for a Good Reason resignation within thirty (30) days of Executive’s knowledge of the occurrence of such event.  The Company shall have thirty (30) days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any resignation by Executive on the basis of the circumstances described in such notice shall not be considered a Good Reason resignation.  If the Company does not remedy the condition that has been the subject of a Good Reason notice during the designated thirty (30) day remedy period, Executive must terminate his employment within one hundred twenty (120) days following the occurrence of such condition, and provide a Notice of Termination in accordance with Section 4.2, in order for such termination to be considered for Good Reason for purposes of this Agreement.  Notwithstanding the foregoing, the provisions of this paragraph regarding the Company’s thirty (30) day remedy period shall not apply if Executive’s termination for Good Reason is pursuant to Section 1.1(j)(v).

(c)                                  Termination by the Company without Cause or by Executive Other than for Good Reason.  The Company may terminate Executive’s employment under this Agreement without Cause, and Executive may terminate Executive’s employment under this Agreement other than for Good Reason.  Any termination of Executive’s employment by Executive without Good Reason shall be made by the provision of at least thirty (30) days’ prior written notice to the Company in accordance with Section 4.2.  Any termination of Executive’s employment by the Company without Cause shall be made by the provision of at least fourteen (14) days’ prior written notice to Executive in accordance with Section 4.2.

(d)                                 Change of Control Termination.  A termination of Executive’s employment by the Company without Cause, by Executive for Good Reason or by Executive upon the expiration of the Term following the Company’s election not to extend the Term, in any case during a Protected Period following a Change of Control, will entitle Executive to the benefits specified in Section 4.3(c).

(e)                                  Unapproved Change of Control Termination.  A termination of Executive’s employment by the Company without Cause, by Executive for Good Reason or by Executive upon the expiration of the Term following the Company’s election not to extend the Term, in any case during a Protected Period following an Unapproved Change of Control, will entitle Executive to the benefits specified in Section 4.3(d).

(f)                                   Termination on Death or Permanent Disability.  Executive’s employment under this Agreement shall automatically terminate on Executive’s death or upon the provision to Executive of notice of the Company’s determination of his Permanent Disability.

4.2                               Notice of Termination.  Any termination of Executive’s employment by the Company or Executive pursuant to Section 4.1 (other than upon his death) shall be communicated by a “Notice of Termination” to the other party hereto.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Permanent Disability shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

4.3                               Obligations of the Company Upon Termination.

(a)                                 Termination by the Company for Cause or by Executive Other than for Good Reason.  If the Company terminates Executive’s employment for Cause or if Executive resigns his employment other than for Good Reason, Executive shall be entitled only to the payment of (i) the Accrued Obligation and (ii) unreimbursed business expenses.

(b)                                 Termination by Executive for Good Reason or by the Company Other Than for Cause, Death or Permanent Disability.  If, at any time other than during a Protected Period, Executive terminates his employment under this Agreement during the Term for Good Reason or the Company terminates Executive’s employment during the Term other than for Cause or Permanent Disability, and such termination is not due to Executive’s death, then Executive shall be entitled to receive (i) payment of the Accrued Obligation and any unreimbursed business expenses and (ii) subject to the satisfaction of any applicable performance targets, as described in Section 3.3, any of Executive’s unpaid Bonuses with respect to a previous calendar year completed prior to the Date of Termination (without regard to any requirement that Executive remain employed through the date of determination of such Bonuses).  In addition, subject to Executive’s (x) delivery to the Company by the Release Expiration Date (and non-revocation in any time provided to do so) of an executed release of claims against the Company and its affiliates in substantially the form attached hereto as Exhibit “B” (the “Release”) and (y) compliance with Articles V, VI, and VII, Executive shall also be entitled to receive:

(1)                                 a payment of the Annual Bonus for the calendar year during which Executive’s employment is terminated, determined based on actual results and paid at the same time such bonus is paid to active executives;

(2)                                 any and all long-term equity compensation awards granted to Executive by the Company or its Subsidiaries under any plan not previously vested shall become fully vested, without pro-ration, with any unexercised options as of the Date of Termination remaining exercisable for the full term thereof; provided, however, that any award that is intended to be performance-based compensation under Section 162(m) of the Code shall not become vested unless and until the applicable performance goal for such award for purposes of Section 162(m) of the Code is attained and shall be paid based on the actual results of such applicable performance goal;

(3)                                 a lump sum payment of an amount equal to two (2) times the sum of (A) the annualized rate of Executive’s Base Salary as in effect on the Date of Termination and (B) Executive’s target Annual Bonus for the calendar year in which the Date of Termination occurs; and

(4)                                 a lump sum payment of an amount equal to all Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), premiums that would be payable during the period beginning on the Date of Termination and ending on the date that is 18 months after the Date of Termination, assuming Executive and his dependents who were enrolled in the Company’s group health plans as of the Date of Termination elected continuation coverage under the Company’s group health plans as in effect, and at the applicable COBRA rates, as of the Date of Termination, without regard to whether Executive and his dependents actually elected such coverage or whether actual COBRA coverage is applicable for the above-referenced time period.

(c)                                  Change of Control Termination.  If, during a Protected Period following a Change of Control, the Company terminates Executive’s employment during the Term without Cause, Executive resigns his employment upon the expiration of the Term following the Company’s election not to extend the Term, or Executive resigns his employment during the Term for Good Reason, then Executive shall be entitled to receive (i) payment of the Accrued Obligation and any unreimbursed business expenses and (ii) subject to the satisfaction of any applicable performance targets, as described in Section 3.3, any of Executive’s unpaid Bonuses with respect to a previous calendar year completed prior to the Date of Termination (without regard to any requirement that Executive remain employed through the date of determination of such Bonuses).  In addition, subject to Executive’s (x) delivery to the Company by the Release Expiration Date (and non-revocation in any time provided to do so) of an executed Release and (y) compliance with Articles V, VI, and VII, Executive shall also be entitled to receive:

(1)                                 a payment of the Annual Bonus for the calendar year during which Executive’s employment is terminated at the target level;

(2)                                 any and all long-term equity compensation awards granted to Executive under any plan not previously vested shall become fully vested, with any unexercised options as of the Date of Termination remaining exercisable for the full term thereof; provided, however, that, with respect to any award that is intended to be performance-based compensation under Section 162(m) of the Code, such award shall be paid at the target level without regard to any performance goal otherwise applicable thereto;

(3)                                 a lump sum payment of an amount equal to three (3) times the sum of (A) the annualized rate of Executive’s Base Salary as in effect on the Date of Termination and (B) Executive’s target Annual Bonus for the calendar year in which the Date of Termination occurs; and

(4)                                 a lump sum payment of an amount equal to all COBRA premiums that would be payable during the period beginning on the Date of Termination and ending on the date that is three (3) years after the Date of Termination, assuming Executive and his dependents who were enrolled in the Company’s group health plans as of the Date of Termination elected continuation coverage under the Company’s group health plans as in effect, and at the applicable COBRA rates, as of the Date of Termination, without regard to whether Executive and his dependents actually elected such coverage or whether actual COBRA coverage is applicable for the above-referenced time period.

(d)                                 Unapproved Change of Control Termination.  If, during a Protected Period following an Unapproved Change of Control, the Company terminates Executive’s employment during the Term without Cause, Executive resigns his employment upon the expiration of the Term following the Company’s election not to extend the Term, or Executive resigns his employment during the Term for Good Reason, then Executive shall be entitled to receive (i) payment of the Accrued Obligation and any unreimbursed business expenses and (ii) subject to the satisfaction of any applicable performance targets, as described in Section 3.3, any of Executive’s unpaid Bonuses with respect to a previous calendar year completed prior to the Date of Termination (without regard to any requirement that Executive remain employed through the date of determination of such Bonuses).  In addition, subject to Executive’s (x) delivery to the Company by the Release Expiration Date (and non-revocation in any time provided to do so) of an executed Release and (y) compliance with Articles V, VI, and VII, Executive shall also be entitled to receive the benefits and payments specified in Sections 4.3(c)(1), 4.3(c)(2) and 4.3(c)(4), plus:

(1)                                 a lump sum payment of an amount equal to one and one-half (1.5) times the amount determined under Section 4.3(c)(3); and

(2)                                 a lump sum payment of an amount equal to three (3) times the annual value of Executive’s perquisites, including, but not limited to, Executive’s car allowance.

(e)                                  Termination on Death or Permanent Disability.  If Executive’s employment is terminated by reason of Executive’s death or Permanent Disability during the Term, the Company shall have no further obligations to Executive, other than for (i) payment of the Accrued Obligation, (ii) payment of any unreimbursed business expenses; (iii) subject to the satisfaction of any applicable performance targets, as described in Section 3.3, any of Executive’s unpaid Bonuses with respect to a previous calendar year completed prior to the Date of Termination (without regard to any requirement that Executive remain employed through the date of determination of such Bonuses), (iv) the payment of the Annual Bonus as determined by the Board for the Bonus Year during which Executive’s employment is terminated, payable pursuant to the terms and conditions of Section 3.3, (v) any and all long-term equity compensation awards granted to Executive under any plan not previously vested shall become fully vested, with any unexercised options as of the Date of Termination remaining exercisable for the full term thereof; provided, however, that, with respect to any award that is intended to be performance-based compensation under Section 162(m) of the Code, such award shall be paid at the target level without regard to any performance goal otherwise applicable thereto, and (vi) the timely payment or provision of any and all benefit obligations provided under Section 3.4, which under their terms are available in the event of Executive’s death or Permanent Disability.

4.4                               Payment Timing.  Except as otherwise provided in Section 10.13, the Company shall pay Executive the amounts specified in Sections 4.3(a)(i) and (ii), 4.3(b)(i), 4.3(c)(i), 4.3(d)(i) and 4.3(e)(i) and (ii) within thirty (30) days after the Date of Termination.  In addition, subject to Executive’s timely execution and non-revocation of the Release and compliance with Articles V, VI and VII, the Company shall pay Executive the amounts specified in Sections 4.3(b)(3), 4.3(b)(4), 4.3(c)(1), 4.3(c)(3), 4.3(c)(4), 4.3(d)(1) and/or 4.3(d)(2), as applicable, on the date that is sixty (60) days after the Date of Termination, subject in each case to Section 10.13(g), as applicable.  Any amounts payable pursuant to Sections 4.3(b)(1) or 4.3(e)(iv) are payable on March 15 of the calendar year immediately following the calendar year in which the Date of Termination occurred.  Any other amounts payable by the Company under

Sections 4.3(b)(ii), 4.3(b)(2), 4.3(c)(ii), 4.3(c)(2), 4.3(d)(ii), 4.3(e)(iii), (v) and (vi) are payable pursuant to the respective Section of this Agreement.

4.5                               Limitations on Severance Payment and Other Payments or Benefits.

(a)                                 Limitation on Payments.  Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with Executive or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 4.5, result in the imposition on Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to Executive shall either be (i) delivered in full, or (ii) delivered in such reduced amount in the manner determined in accordance with Section 4.5(b) so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)                                 Determination of Limit.  Within forty (40) days following a Date of Termination or notice by one party to the other of its belief that there is a payment or benefit due Executive that would result in an excess parachute payment, Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized accounting firm or tax counsel (the “National Advisor”) selected by the Company (which may be regular accounting firm or outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 4.5(a), and (iv) the net after-tax proceeds to Executive, taking into account applicable federal, state and local income taxes and the Excise Tax if (x) the Total Payments were reduced in accordance with Section 4.5(a) and (y) the Total Payments were not so reduced.  The opinion of the National Advisor shall be addressed to the Company and Executive and shall be binding upon the Company and Executive.  If such National Advisor’s opinion determines that Section 4.5(a)(ii) applies, then the Agreement Benefits (as defined below) hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that, under the bases of calculations set forth in such opinion, there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(c)                                  Definitions and Assumptions.  For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Section 280G(d)(4) of the Code; (iii) the term “Base Period Income” means an amount equal to Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code; (iv) “Agreement Benefits” shall mean the payments and benefits to be paid or provided pursuant to this Agreement; (v) for purposes of the opinion of the National Advisor, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and Executive; and (vi) Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of Executive’s domicile (determined in both cases in the calendar year in which the Date of Termination occurs or the notice described in Section 4.5(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)                                 Reasonableness of Compensation.  The Company agrees that it shall instruct the National Advisor to take into account the value of any reasonable compensation for services to be rendered by the Executive in connection with making determinations with respect to Section 280G and/or Section 4999 of the Code, including the non-competition provisions applicable to Executive under Article VII and any other non-competition provisions that may apply to Executive.  The Company agrees to fully cooperate in the valuation of any such services, including any non-competition provisions, and agrees to retain, at the Company’s expense, a recognized valuation firm to make a determination of the value of the non-competition provisions.  If the National Advisor so requests in connection with the opinion required by this Section 4.5, Executive and the Company shall obtain, at the Company’s expense, and the National Advisor may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive solely with respect to its status under Section 280G of the Code.

(e)                                  Changes to Sections of the Code.  This Section 4.5 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.  If such provisions are repealed without successor, then this Section 4.5 shall be cancelled without further effect.

4.6                               Resignation Upon Termination.  Upon any termination of Executive’s employment with the Company, and without further action on the part of Executive, Executive shall be deemed to have resigned from each directorship and other office or position of authority Executive may hold with the Company or any of its direct or indirect subsidiary business entities.

ARTICLE V

CONFIDENTIAL INFORMATION AND NONCOMPETITION

5.1                               Confidential Information.  For the purposes of Articles V, VI, VII, VIII and IX, the “Company” shall be deemed to include the Company and each of its Subsidiaries.

5.2                               Scope of Confidential Information.  Executive acknowledges that the Company has developed, and will during the term of Executive’s employment continue to develop, substantial, confidential, competitively valuable information and other intangible or “intellectual property” in connection with its business, some or all of which is proprietary to the Company, (collectively, the “Confidential Information”).  Without limiting the generality of the preceding sentence, Executive expressly recognizes and agrees that, subject to the remainder of this Section 5.2, the following items, and all copies, summaries, extracts or derivative works thereof, are entitled to trade secret protection and constitute Confidential Information under this Agreement, whether developed prior to the date hereof or thereafter, and whether with the assistance of Executive or otherwise: (i) the Company’s proprietary computer software, databases and lists of customers, prospects, candidates, and employees; employee applications; skills inventory sheets and similar summaries of employee qualifications, as well as employee compensation; customer ordering habits, billing rates, buying preferences, and short term needs; sales reports and analysis; (ii) employee reports and analysis; customer job orders and profit margin data; businesses processes, methods of operation and sales techniques; (iii) statistical information regarding the Company; (iv) financial information of the Company and its customers that is not publicly available; (v) specially negotiated terms and pricing with vendors and customers; (vi) research and development, business projects, strategic business plans, and strategies; products and solution services offered to customers; and (vii) any other non-public information of the Company that gives the Company a competitive advantage by virtue of it not being generally known.  Notwithstanding the foregoing, the Confidential Information shall not include (a) any information which is or becomes publicly available, other than as a result of the wrongful action of Executive or his agents; (b) any information independently developed by Executive subsequent to the Date of Termination; (c) any information made available to Executive following the termination of Executive’s employment from a third party not known by Executive to be under binder of confidentiality to the Company with regard thereto or (d) any information as to which the Company specifically waives its rights hereunder pursuant to an instrument in writing.

5.3                               Agreement to Provide Confidential Information to Executive.  The Company promises to provide some or all of the Confidential Information described above to Executive, without regard to the duration of his continued employment with the Company.  Executive agrees that the Confidential Information belongs to the Company, is subject to the terms of this Agreement, and is not his property.

5.4                               Works Made for Hire.  Executive recognizes and agrees that all original works of authorship, and all inventions, discoveries, improvements and other results of creative thinking or discovery by Executive during the term of Executive’s employment, whether the result of individual efforts or in acts in concert with others, arising in the scope of Executive’s employment, utilizing in any way any of the Confidential Information or Company property, or otherwise relating to the Company’s business, are and shall be “works made for hire” within the meaning of the United States copyright laws, to the extent applicable thereto, and in all events shall be the sole and exclusive property of the Company (collectively, the “Created Works”).  Without limiting the generality of the foregoing, the Created Works shall include all computer software, written materials, business processes, compilations, programs, improvements, inventions, notes, copyrightable works made, fixed, conceived, or acquired by Executive in the scope of Executive’s employment, utilizing in any way any of the Confidential Information, or otherwise relating to the Company’s business.  No part of the definition of Created Works is intended to exclude the Created Works from being included among the items constituting Confidential Information.

5.5                               Agreement to Return Confidential Information and Company Property.  At any time during employment, upon demand by the Company, and within five (5) days of the termination of Executive’s employment for any reason, regardless of which party initiates such termination, Executive shall return all property of the Company to the Company, including but not limited to all computer files and other electronically stored information and all copies of all or any part of the Confidential Information or any summaries, extracts or derivative works thereof, in good condition.  Such property includes but is not limited to any Confidential Information, including but not limited to Created Works constituting Confidential Information, and any of the Company’s tools of trade.

5.6                               Assignment of Created Works.  Executive hereby fully assigns to the Company all of his right, title and interest in and to the Created Works and all aspects thereof, including without limitation all rights to renewals, extensions, causes of action, reproduce, prepare derivative works, distribute, display, perform, transfer, make, use and sell.  Executive will, from time to time during the term of this Agreement and thereafter, and at any time upon the request of the Company, execute and deliver any documents, agreements, certificates or other instruments affirming, giving effect to or otherwise perfecting the Company’s rights in the Created Works and will provide such cooperation as the Company shall reasonably request in connection with the protection, exploitation or perfection of its rights therein anywhere in the world.

5.7                               Power of Attorney.  If the Company is unable, after reasonable effort, to secure Executive’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Created Work, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Executive.

5.8                               Disclosure of Inventions.  Executive will promptly and without reservation fully disclose any Created Works to the Company both during the term of employment and thereafter.

ARTICLE VI
NON-DISCLOSURE

6.1                               Non-Disclosure.

(a)                                 General Duty.  Executive agrees that he will not directly or indirectly use any Confidential Information, including without limitation the Company’s proprietary information, trade secrets or the Created Works, for his or her own benefit or for the benefit of any third party.  Executive agrees that he will not directly or indirectly disclose any Confidential Information, including, without limitation, the Company’s proprietary information, trade secrets, or the Created Works, to any person or entity who is not an employee of the Company unless previously authorized to do so by the Company.

(b)                                 Special Exceptions.  Notwithstanding the foregoing, to the extent that Executive shall be required, by law or process of law, to disclose any Confidential Information, Executive shall be entitled to do so only to the extent so required, subject to giving the Company prompt, advance notice of such requirement so that the Company may pursue a protective order or other remedy, and Executive acknowledges and agrees that he will cooperate reasonably with the Company’s efforts to obtain a confidentiality order or similar protection.

6.2                               Nature of Business.

(a)                                 Acknowledgment of Competitive Business.  Executive acknowledges and agrees that the Company is engaged in a highly competitive industry and must protect its Confidential Information against unauthorized use or disclosure that would irreparably harm the Company’s interests.  Executive recognizes that the disclosure by the Company to Executive of certain of its Confidential Information will be necessary and useful to Executive in the performance of his job duties for the Company under this Agreement.  As a result, Executive will have access to Confidential Information that could be used by the Company’s competitors in a manner which would irreparably harm the Company’s competitive position in the marketplace.

(b)                                 Acknowledgment of Need for Protection.  Executive further acknowledges and agrees that it would be virtually impossible for Executive to ignore all knowledge of the Company’s Confidential Information if he were to engage in competition with the Company.  It is, therefore, reasonable and proper for the Company to protect against the intentional or inadvertent use of such Confidential Information.  Accordingly, Executive agrees that restrictions on competition and soliciting the Company’s customers or employees during his employment under this Agreement and for a reasonable period of time thereafter are appropriate and necessary for the protection of the Company’s Confidential Information, goodwill, and other legitimate business interests.

ARTICLE VII
NON-SOLICITATION AND NON-COMPETITION

7.1                               Non-Solicitation and Non-Competition.  Ancillary to the agreements to provide Executive with the Confidential Information as set forth above, and in order to aid in the enforcement of those agreements, Executive agrees that, during the Term and for a period of two (2) years after the termination of Executive’s employment with the Company (or, in the event Executive is entitled to the payments and benefits described in Section 4.3(c) or Section 4.3(d) hereof, for a period of one (1) year after termination of Executive’s employment with the Company ) (as applicable, the “Prohibited Period”), he will:

(a)                                 refrain from carrying on or engaging in the Business in the Restricted Area.  Executive agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, he will not, and he will cause his affiliates not to, in the Restricted Area during the Prohibited Period: directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with any business, individual, partnership, firm, corporation or other entity which engages in the Business;

(b)                                 refrain from, and cause his affiliates to refrain from, soliciting or causing to be solicited any customer of the Company that was a customer of the Company in the Restricted Area during the period when Executive was employed by the Company; and

(c)                                  refrain from, and cause his affiliates to refrain from, engaging or employing or soliciting or contacting with a view to the engagement or employment of, any person who is an officer or employee of the Company.

7.2                               Exception for Equity Ownership.  Notwithstanding the restrictions contained in Section 7.1, Executive or any of his affiliates may own (i) less than five percent (5%) of any equity security registered under the Exchange Act, in any entity engaged in the Business, provided that neither Executive nor his affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such entity and is not involved in the management of such entity, and (ii) those equity investments owned by Executive as of the date of this Agreement as previously disclosed to and agreed by the Board.

7.3                               Exception Within Oklahoma.  Notwithstanding the restrictions contained in Section 7.1, within those areas of the State of Oklahoma that are within the Restricted Area (the “Oklahoma Restricted Area”), Executive shall be permitted to engage in the Business after his employment with the Company has ended but before the Prohibited Period has expired; provided, however, that at no point during the Prohibited Period shall Executive, within the Oklahoma Restricted Area, solicit the goods, services or a combination of goods and services from any established customer of the Company.

ARTICLE VIII
SURVIVAL OF COVENANTS, ENFORCEMENT OF COVENANTS AND REMEDIES

8.1                               Survival of Covenants.  Executive acknowledges and agrees that his covenants in Articles V, VI and VII, and those provisions necessary to interpret and enforce them, shall survive the termination of this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of those covenants.

8.2                               Enforcement of Covenants.  Executive acknowledges and agrees that his covenants in Articles V, VI and VII are, among other things, ancillary to the otherwise enforceable agreements to provide Executive with Confidential Information and are supported by independent, valuable consideration.  Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to Executive in all respects and do not impose any greater restraint than is reasonably necessary to protect the Company’s goodwill and other legitimate business interests.  Executive further agrees that if, at some later date, a court of competent jurisdiction determines that any of the covenants in Articles V, VI or VII are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under the law.

8.3                               Remedies.  In the event of actual or threatened breach by Executive of any of his covenants in Articles V, VI, and VII, the Company shall be entitled to equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including but not limited to any and all monetary damages that the Company may incur as a result of said breach, violation, or threatened breach or violation.  For the avoidance of doubt, nothing shall restrict the Company from pursuing any relief otherwise provided for by this Agreement.  The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.  In addition to the above, in the event that a final judicial determination concludes that Executive has materially breached any of his covenants in Articles V, VI or VII, the Company will be entitled to reimbursement by Executive of all cash severance payments paid by the Company under Section 4.3(b)(3), Section 4.3(b)(4), Section 4.3(c)(3), Section 4.3(c)(4), Section 4.3(d)(1) or Section 4.3(d)(2), as applicable, of this Agreement during the period of any such breach.  In the event of an alleged actual material breach by Executive of any of his covenants in Articles V, VI or VII, as determined in good faith by the Board, the Company may suspend the payments of cash severance then owing to Executive under Section 4.3(b)(3), Section 4.3(b)(4), Section 4.3(c)(3), Section 4.3(c)(4), Section 4.3(d)(1) or Section 4.3(d)(2), as applicable, of this Agreement without resort to judicial intervention until such breach is cured (if curable); provided, however, that if it is later determined, whether judicially or otherwise by the Board, that Executive was not in material breach of such covenants, the Company shall promptly pay to Executive all such suspended payments and benefits, as well as reimbursement of all reasonable costs and expenses (including but not limited to reasonable attorneys’ fees) incurred by Executive in defending any such claim or action in accordance with Section 10.11; and provided further, however, that any cure and payments upon cure and any payments upon a judicial determination that no breach occurred will be made no later than the deadline under Section 409A that is applicable to disputed payments and refusals to pay.

8.4                               Indemnification.  In any situation where, under applicable law, the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including but not limited to attorneys’ fees) arising from bona fide claims of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including but not limited to reasonable attorneys’ fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense.  Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

ARTICLE IX
ANTI-CORRUPTION COMPLIANCE

9.1                               Compliance with Applicable Anti-Corruption Laws.  Executive acknowledges and agrees that he understands and will comply with all Applicable Anti-Corruption Laws, and will not, directly or indirectly, pay, offer, authorize or promise to pay or provide anything of value to any Government Official, political party, political party official or political candidate, or to any other person or entity in order to influence an official act, omission or decision that will assist the Company or any other person or entity in obtaining or retaining business or in directing business to any other person or entity for any purpose that violates the Applicable Anti-Corruption Laws or would cause the Company to be in violation of Applicable Anti-Corruption Laws.

9.2                               Compliance with Company Anti-Corruption Program.  Executive acknowledges and agrees that he will comply with the Company’s Anti-Corruption Compliance Program and Manual and Code of Business Conduct, including the Company’s annual anti-corruption training requirement, and further agrees to execute a compliance certification, as periodically may be requested by the Company.

ARTICLE X
MISCELLANEOUS

10.1                        Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning this Agreement’s subject matter and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter.  For the avoidance of doubt, Executive shall have no rights under this Agreement, or otherwise, in the event the Merger is not consummated.

10.2                        Modification; Amendment.  This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced.  No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and authorized by the Board.

10.3                        No Waiver.  The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

10.4                        Remedies; Governing Law; Jurisdiction.  This Agreement and performance under it, and the exclusive venue for all proceedings that may ensue from its breach, shall be in state or federal court, as applicable, in Harris County, Texas, and this Agreement shall be construed in accordance with the laws of the State of Texas.  In the event of a breach or threatened breach by either Executive or the Company of any provision of this Agreement, the non-breaching party shall be entitled to a temporary restraining order and an injunction restraining the breaching party from the commission or threatened commission of such breach.  Nothing in this Agreement, however, precludes the Company from seeking to remove a civil action from any state court to federal court.  Nothing herein shall be construed as prohibiting either Executive or the Company from pursuing any other remedies available to it for such breach or threatened breach, including but not limited to the recovery of money damages.

10.5                        Executive’s Representations.  Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it.  Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity.  Executive acknowledges and agrees that (a) he is not relying upon any determination by the Company, its Subsidiaries or affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with Executive’s execution of this Agreement and (b) in deciding to enter into this Agreement, Executive is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted.  Executive hereby releases, acquits and forever discharges the Company Parties from all actions, causes of action, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, whether known or unknown, on account of or arising out of, or in any way related to the tax effects associated with Executive’s execution of this Agreement.

10.6                        The Company’s Representations.  The Company represents and warrants that it is free to enter into this Agreement and to perform each of the terms and covenants of it.  The Company represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that its execution and performance of this Agreement is not a violation or breach of any other agreement between the Company and any other person or entity.  The Company represents and warrants that this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

10.7                        Notices.  All notices and other communications under this Agreement shall be in writing and shall be given in person or by either personal delivery, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, or three days after mailing first class, certified or registered with return receipt requested, (i) if to the Company, to the Company’s headquarters, attention to the

Executive Vice President, General Counsel & Corporate Secretary of the Company, and (ii) if to Executive, to Executive’s address on file in the Company’s records.

10.8                        Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.9                        Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect.

10.10                 Assignment.  The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs; provided, however, that neither the Company nor Executive may assign any duties under this Agreement without the prior written consent of the other.  Notwithstanding the foregoing, the parties acknowledge that it is anticipated that Executive will be employed by a subsidiary of the Company, and the Company may assign (in whole or in part) its rights and obligations under this Agreement to such entity without prior written consent of Executive; provided, however, that the Company shall remain liable for all compensation obligations to Executive under this Agreement.  For purposes of clarity, the parties hereto acknowledge and agree that assignment of this Agreement by the Company in accordance with this Section 10.10 shall not constitute Good Reason.

10.11                 Attorneys’ Fees and Other Costs.  If either party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party that prevails in the resolution of such dispute is entitled to recover from the other party its reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute.  For purposes of this Section 10.11, the finder of fact shall be requested to answer affirmatively as to whether a party “prevailed” in order to recoup attorneys’ fees and other costs pursuant to this Section 10.11.

10.12                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

10.13                 Section 409A.

(a)                                 General.  Any compensation or benefits made to Executive under the terms of this Agreement may constitute nonqualified deferred compensation for purposes of Section 409A.  Accordingly, notwithstanding any provision contained herein, this Agreement shall be interpreted in a manner that is consistent with Section 409A.  In the event that any provision of this Agreement conflicts with Section 409A, such provision is to that extent superseded by the applicable Section 409A standards for nonqualified deferred compensation plans to satisfy the requirements of Section 409A.

(b)                                 General Suspension of Payments.  Notwithstanding any contrary provisions in this Agreement, if Executive is a “specified employee,” as such term is defined within the meaning of Section 409A, as determined by policies established by the Board, any payments or benefits which are classified as “nonqualified deferred compensation” for purposes of Section 409A and are payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided within six (6) months and one (1) day of such termination (other than due to death or “disability”, as such term is defined within the meaning of Section 409A) shall instead be paid or provided on the earlier of (i) six (6) months and two (2) days following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A.  In the event that Executive is entitled to receive payments during the suspension period provided under this Section 10.13(b), Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the six (6) month and one (1) day suspension period on the earliest day that would be permitted under Section 409A.

(c)                                  Separation from Service.  For all purposes of this Agreement, Executive’s employment with the Company shall be considered to have terminated when Executive incurs a “separation from service” with the Company within the meaning of Section 409A; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than twenty percent (20%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

(d)                                 Reimbursement Payments.  The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A, including, but not limited to, any payments provided under Section 4.3: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year; (ii) Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) the Company shall make such reimbursement payments within thirty (30) days following the date Executive delivers written notice of the expenses to the Company; and (iv) Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(e)                                  Separate Payments.  For purposes of Section 409A, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A, and any rights and benefits under this Agreement shall be treated as rights to separate payments for purposes of Section 409A.

(f)                                   Amendment.  In the event that the Company determines that any amounts payable hereunder will be taxable to Executive under Section 409A prior to payment to Executive, then the Company may (i) adopt amendments to this Agreement, including but not limited to amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided hereunder and/or (ii) take such other actions as the Company determines necessary or appropriate to avoid the imposition of tax under Section 409A.

(g)                                  Coordination with Prior Employment Agreement.  Notwithstanding any provision hereof to the contrary, with respect to payments to Executive pursuant to Sections 4.3(b)(3), 4.3(c)(3) or 4.3(d)(1), the amount of any such payments that would have been paid in the form of installment payments pursuant to the employment agreement in effect between Executive and the Company’s predecessor immediately prior to the Effective Date shall instead be paid in installments over the same period specified in such agreement to the extent necessary to comply with Section 409A, and the remaining amount of such payments shall be paid on the date that is sixty (60) days after the Date of Termination, subject to Executive’s compliance with Articles V, VI and VII and timely execution and non-revocation of the Release.

10.14                 Prior Employment Agreement Superseded.  Upon the Effective Date, any and all prior employment agreements between the Company, its predecessors or any Subsidiary and Executive, shall be of no further force or effect, and this Agreement shall supersede all such prior agreements.

10.15                 Limitation.  Subject to the termination provisions contained herein, this Agreement shall not confer any right or impose any obligation on the Company or its Subsidiaries to continue the employment of Executive in any capacity or limit the right of the Company, its Subsidiaries, or Executive to terminate Executive’s employment.

10.16                 Third-Party Beneficiaries.  Each Subsidiary shall be a third-party beneficiary of Executive’s obligations under Articles V, VI, VII, VIII and IX, and shall be entitled to enforce such obligations as if a party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.

COMPANY:

NABORS RED LION LIMITED

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Director

EXECUTIVE:

/s/ Donald J. Gawick
Donald J. Gawick

Signature Page to Employment Agreement

EXHIBIT A

RESTRICTED AREA

Outside of the United States:

Kuwait

Saudi Arabia

United Arab Emirates

Oman

Mexico

Canada

Within the United States:

State of Arkansas

State of California

State of Colorado

State of Idaho

State of Kansas

Louisiana Parishes of:

Bienville

Bossier

Caddo

Caldwell

Claiborne

DeSoto

Harrison

Jackson

Lincoln

Natchitoches

Red River

Sabine

St. Helena

Webster

Winn

State of Mississippi

State of Montana

State of New York

State of North Dakota

State of Ohio

State of Oklahoma

State of Pennsylvania

State of Texas

State of Utah

State of West Virginia

State of Wyoming

A-1

EXHIBIT B

WAIVER AND RELEASE

Pursuant to the terms of the Employment Agreement between me and Nabors Red Lion Limited, dated                       , 2014 (the “Agreement”), and in exchange for the benefits provided in the Agreement to which I acknowledge I would not otherwise be fully entitled (the “Separation Benefits”), I hereby waive all claims against and release (i) Nabors Red Lion Limited and its directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), (iii) the Company’s and its Affiliates’ employee benefit and incentive plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”); and (iv) the Company’s and its Affiliates’ equity incentive and equity investment plans and the fiduciaries and agents of said plans (collectively referred to as the “Equity Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than benefits due pursuant to the Agreement and rights and benefits I am entitled to under the Benefit Plans or Equity Plans.  (The Company, its Affiliates, the Benefit Plans and the Equity Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits.  I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.

In exchange for the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor

Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  I acknowledge and agree that the Company will withhold the minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

This Waiver and Release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Notwithstanding anything to the contrary in this Waiver and Release, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; (b) the right to receive the Separation Benefits; and (c) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans.

I acknowledge that the Company’s provision of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation.  I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship.  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh (7th) day by [Company Representative], [Address], facsimile number                     , in which case the Waiver and Release will not become effective.  If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me.  I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including but not limited to breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Printed Name of Executive	Company’s Representative

Signature	Company’s Execution Date

Signature Date